UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 16, 2014

A.C. SIMMONDS AND SONS INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-35802	45-5512933
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Rd., King City, Ontario, Canada L7B 1M3
(Address of principal executive offices)

(905) 833-9845
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.03: Bankruptcy or Receivership.

On September 16, 2014, the Ontario Superior Court of Justice in Toronto, Canada issued an order in response to an application from the Royal Bank of Canada (“RBC”) (i) terminating the thirty (30) day period for Goudas Food Products and Investments Limited (“Goudas”), a wholly-owned subsidiary of A.C. Simmonds and Sons Inc. (the “Company”) to file a proposal under the Bankruptcy and Insolvency Act; and (ii) appointing Duff & Phelps Canada Restructuring (“D&P”) as receiver and manager of all of assets, undertakings and properties of Goudas.

RBC is Goudas’ largest secured creditor. The assets of Goudas constitute the greater part of the assets of the Company. On September 5, 2014, D&P had been appointed interim receiver. In the order issued on September 5, 2014, the Ontario Superior Court of Justice had stated that such order was a limited form of interim receivership order, and noted that the order sought by RBC did not contemplate that D&P would manage Goudas’ business or sell any of Goudas’ property.

With the September 16, 2014 order, the Ontario Superior Court of Justice has empowered and authorized D&P to take control of the business of Goudas, and to manage such business, including settling debts and selling assets in transactions of up to $200,000, and $500,000 in the aggregate, without further court approval, and without limit if the approval of the court is received. D&P may borrow up to $250,000 to continue Goudas’ operations, or such greater amount as the court may authorize. The September 16, 2014 order also directed that certain third parties return property to Goudas, set forth directions instructing certain parties having agreements with Goudas to continue such agreements, set forth procedures for a potential sale of Goudas property, established limitations on D&P liability and established procedures for the payment of D&P’s fees.

The Company intends to work with D&P to resolve this matter as expeditiously as possible.

The Company’s April 3, 2014 agreement to acquire Goudas included a six (6) month due diligence period to verify the assets of Goudas, during which time, a significant deficiency in the assets of the business and undisclosed liabilities was discovered. The Company notified the bank about the discrepancies, and on August 29, 2014, to account for the variance in the stated value of the assets, Goudas filed a Notice of Intent to Make a Proposal under the applicable Bankruptcy and Insolvency Act.

# # #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. SIMMONDS AND SONS INC.

Dated: September 22, 2014	By:	/s/ John G. Simmonds
Name: John G. Simmonds
Title: Chief Executive Officer